Exhibit 99.1

NuCO2 Inc.
2800 SE Market Place, Stuart, Florida  34997
www.nuco2.com
email:  investor_relations@nuco2.com

FOR IMMEDIATE RELEASE	CONTACTS:	Michael E. DeDomenico
Chairman and CEO
Robert R. Galvin
CFO and Executive Vice President
(772) 221-1754

NuCO2 INC. REPORTS SECOND QUARTER AND FIRST HALF RESULTS

STUART, FLORIDA,  February 5, 2008 -- NuCO2 Inc. (NASDAQ: NUCO), the largest supplier in the U.S. of bulk CO2 systems and services for carbonating fountain beverages, today reported results for the fiscal three and six  months ended December 31, 2007.

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Total revenues for the quarter were $34.1 million, a 6.6% increase over revenues of $32.0 million in the year ago quarter, and total revenues for the first fiscal half amounted to $69.0 million, an increase of 7.3% over the corresponding year-ago period.

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Selling, general and administrative expenses (SGA) for the quarter totaled $6.9 million, or 20.4% of total revenues, compared with $7.8 million and 24.5%, respectively, last year.  Six month SG&A amounted to $13.3 million, or 19.3% of total revenues, compared with $14.4 million and 22.4%, respectively, a year earlier.

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Second quarter operating income amounted to $4.1 million, compared with $2.9 million a year ago when results were impacted by increased expenses resulting from the transition to the Company’s then new strategic growth plan effected in the same quarter of the prior year.  First half operating income amounted to $10.0 million, up from $8.7 million last year.

•
EBITDA (earnings before interest, taxes, depreciation and amortization), which the Company regards as useful information as to liquidity, excluding non-cash stock option expense, totaled $10.0 million for the second quarter and $21.7 million for the first half, compared to $9.1 million and $20.4 million, respectively, in the corresponding year-earlier period.

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Operating cash flow for the quarter amounted to $10.9 million, up from $9.1 million in the year-ago period.  For the first half, operating cash flow totaled $23.9 million, compared to $18.0 million last year.  Free cash flow (cash flow from operations less capital expenditures) amounted to $5.5 million for the fiscal 2008 second quarter and $13.7 million for the six months, compared to $1.6 million and $2.2 million, respectively, a year ago.

•	Fully diluted net income per share equaled $0.14 for the quarter, compared with $0.09 last year, and for the six months equaled $0.33, compared with $0.24 a year ago.

 “We are pleased that the Company continued to make solid progress in the second fiscal quarter,” said Michael E. DeDomenico, Chairman and CEO.   “Our commitment of outstanding customer service and operational excellence is reflected in the results we have achieved, and to which management and associates remain dedicated.”

About NuCO2

NuCO2 Inc. is the leading and only national provider of bulk CO2 products and services to the U.S. fountain beverage industry. With service locations within reach of virtually all of the fountain beverage users in the Continental U.S., NuCO2’s experienced professionals comprise the largest network of sales and support specialists in the industry serving national restaurant chains, convenience stores, theme parks and sports and entertainment complexes, among others. NuCO2's revenues are largely derived from the installation, maintenance and rental of bulk CO2 systems and delivery of beverage grade CO2, which are increasingly replacing high pressure CO2, until now the traditional method for carbonating fountain beverages. The technology offers consistent quality, greater ease of operation, and heightened efficiency and safety utilizing permanently installed on-site cryogenic storage tanks. NuCO2 provides systems and services that allow its customers to spend more time serving their customers. Visit the Company’s website at www.nuco2.com.

Conference Call

A conference call to report operating results for the fiscal 2008 second quarter will be held tomorrow, Wednesday, February 6, 2008 at 11:00 a.m. Eastern Time. It can be accessed over the Internet via NuCO2’s website at www.nuco2.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available on NuCO2’s website shortly after the call.

Statements contained in this press release concerning the Company's outlook, competitive position and other statements of management's beliefs, goals and expectations are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. These risks and uncertainties include, but are not limited to, the ability of the Company to add new accounts, competition and future operating performance. The Company disclaims any obligation to update any forward-looking statement as a result of developments occurring after the date of this press release.

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NuCO2 Inc.

CONDENSED BALANCE SHEETS
(In thousands)

ASSETS	December 31, 2007	June 30, 2007
Current assets:
Cash and cash equivalents	$384	$343
Trade accounts receivable, net of allowance for doubtful
accounts of $767 and $1,004, respectively	10,536	11,823
Inventories	313	297
Prepaid insurance expense and deposits	3,776	3,121
Prepaid expenses and other current assets	2,592	1,412
Deferred tax assets - current portion	8,250	8,264
	25,851	25,260

Property and equipment, net	121,654	122,364

Goodwill & other intangible assets, net	38,276	39,180
Deferred tax assets	594	3,813
Other	228	221
Total other assets	39,098	43,214

Total assets	$186,603	$190,838

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$7,035	$6,061
Accrued expenses & other current liabilities	7,725	5,889
Total current liabilities	14,760	11,950

Long-term debt	27,500	34,750
Customer deposits	4,316	4,246
Total liabilities	46,576	50,946

Total shareholders' equity	140,027	139,892
Total liabilities & shareholders' equity	$186,603	$190,838

NuCO2 Inc.

STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended December 31,		Six Months Ended December 31,

	2007	2006	2007	2006
Revenues:
Product sales	$22,455	$21,319	$45,848	$42,870
Equipment rentals	11,630	10,642	23,170	21,447
Total revenues	34,085	31,961	69,018	64,317

Costs and expenses:
Cost of products sold, excluding depreciation & amortization	14,759	13,645	29,290	27,918
Cost of equipment rentals, excluding depreciation & amortization	2,453	2,101	4,585	2,605
Selling, general and administrative expenses	6,947	7,834	13,318	14,391
Depreciation and amortization	5,025	4,897	10,048	9,742
Loss on asset disposal	794	542	1,740	984
	29,978	29,019	58,981	55,640

Operating income	4,107	2,942	10,037	8,677

Interest expense	512	550	1,092	1,126

Income before provision for income taxes	3,595	2,392	8,945	7,551
Provision for income tax	1,538	1,009	3,898	3,649
Net income	$2,057	$1,383	$5,047	$3,902

Weighted average number of common and common
equivalent shares outstanding
Basic	14,768	15,776	14,806	15,725
Diluted	15,137	16,087	15,159	16,035

Net income per basic common share	$0.14	$0.09	$0.34	$0.25
Net income per diluted common share	$0.14	$0.09	$0.33	$0.24

RECONCILIATION OF GAAP NET INCOME TO NON-GAAP MEASURES EBITDA AND EBITDA EXCLUDING STOCK OPTION EXPENSE

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net income	$2,057	$1,383	$5,047	$3,902
Interest expense	512	550	1,092	1,126
Depreciation & amortization	5,025	4,897	10,048	9,742
Provision for income taxes	1,538	1,009	3,898	3,649
EBITDA	$9,132	$7,839	$20,085	$18,419
Noncash option expense	885	1,245	1,641	1,944
EBITDA excluding stock option expense	$10,017	$9,084	$21,726	$20,363

Cash flows provided by (used in):
Operating activities	$10,889	$9,104	$23,868	$17,953
Investing activities	$(5,352)	$(7,455)	$(10,201)	$(15,771)
Financing activities	$(5,400)	$(1,934)	$(13,626)	$(2,336)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is one of the principal financial measures by which the Company measures its financial performance. EBITDA is a widely accepted financial indicator used by many investors, lenders and analysts to analyze and compare companies on the basis of operating performance, and the Company believes that EBITDA provides useful information regarding the Company’s ability to service its debt and other obligations. However, EBITDA does not represent cash flow from operations, nor has it been presented as a substitute to operating income or net income as indicators of the Company’s operating performance. EBITDA excludes significant costs of doing business and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with accounting principles generally accepted in the United States of America. In addition, the Company’s calculation of EBITDA may be different from the calculation used by its competitors, and therefore comparability may be affected. The Company’s lender also uses EBITDA to assess the Company’s compliance with debt covenants. These financial covenants are based on a measure that is not consistent with accounting principles generally accepted in the United States of America.  Such measure is EBITDA (as defined) as modified by certain defined adjustments.